Exhibit 99.1

UNITED ONLINE REPORTS THIRD-QUARTER 2004 RESULTS;

AGREES TO ACQUIRE CLASSMATES ONLINE, INC.

WOODLAND HILLS, Calif., October 25, 2004 — United Online, Inc. (Nasdaq: UNTD), a leading provider of consumer Internet subscription services, today reported results for its third quarter ended September 30, 2004.

Summary of September 2004 Quarter Results:

•                  Total revenues for the quarter were a record $110.7 million, up 25% versus $88.8 million for the year-ago quarter.

•                  Operating income for the quarter was a record $20.5 million, or 18.5% of revenues, up 49% versus operating income of $13.8 million, or 15.5% of revenues, in the year-ago quarter.

•                  Adjusted operating income before depreciation and amortization (or “OIBDA”)(1) for the quarter was a record $29.2 million, or 26.4% of revenues, an increase of 51% versus adjusted OIBDA(1) of $19.3 million, or 21.7% of revenues, in the year-ago quarter.

•                  Pay subscribers(2) increased by 43,000 during the quarter to 3.2 million; Revenue generating units(3) (RGUs) increased by 123,000 to 4.4 million; Active accounts(2) totaled 6.6 million at September 30, 2004.

•                  Net income for the quarter was $12.6 million, or $0.19 per share, versus $8.9 million, or $0.13 per share, for the year-ago quarter.

•                  Adjusted net income(4) for the quarter was $16.9 million, or $0.26 per share, an increase of 50% versus adjusted net income of $11.3 million, or $0.16 per share, for the year-ago quarter.  Adjusted net income is calculated in a manner consistent with the analyst consensus estimate as reported by First Call.

•                  Cash flows from operations were $29.0 million for the quarter, up 53% from $18.9 million for the year-ago quarter.

•                  Free cash flow(5) for the quarter was $27.5 million, up 59% from $17.3 million for the year-ago quarter.

“United Online’s results this quarter demonstrate our fiscal discipline and the strength of the company’s business model,” said Mark R. Goldston, chairman, CEO and president of United Online.  “Once again, the company delivered record adjusted OIBDA and strong free cash flow.  We intend to continue expanding our product offerings and broadening our distribution channels as we seek to strengthen our position as a leading provider of consumer Internet subscription services.”

“Our September quarter financial results were driven by continued telecom cost declines and further expansion of the company’s billable services margin — up 620 basis points versus the year-ago quarter,” said Charles S. Hilliard, executive vice president and CFO of United Online.  “Sequential comparisons also benefited from declining telecom costs, as well as solid growth in advertising revenues — which more than offset a slight decline in billable services revenues.  While we were pleased that our premium email subscriptions surpassed the 100,000 milestone in the quarter, our access business — which added 9,000 net new subscribers this quarter — continued to be impacted by competition and other factors.  Our strong free cash flow — more than $112 million during the past twelve months — provides the company significant financial flexibility to create long term value.”

Additional Highlights of the September 2004 Quarter:

•                  Billable services revenues were $102.1 million in the September 2004 quarter, or 92% of total revenues, an increase of 28% versus $79.6 million, or 90% of total revenues, for the September 2003 quarter.

•                  Billable services margin(6) was a record 77.5% for the September 2004 quarter, up from 71.3% for the year-ago quarter.

•                  Annualized revenue per average employee(7) was $751,000 for the September 2004 quarter.

•                  Cash balances at September 30, 2004 were $202.6 million, including cash, cash equivalents and short-term investments.

•                  The company repurchased 2.7 million shares of its common stock at an aggregate cost of $25 million during the September 2004 quarter.  Since the inception of its common stock repurchase program in March 2001, the company has repurchased 9.7 million shares of its common stock at an aggregate cost of $125 million.  Under this program, the company can repurchase up to an additional $75 million of its common stock through May 31, 2005.

Agreement to Acquire Classmates Online, Inc.

United Online also announced today that it has signed a definitive agreement to acquire Classmates Online, Inc., a leader in online community-based networking, for approximately $100 million in cash, net of cash acquired.  Classmates Online, Inc. operates Classmates.com (www.classmates.com), connecting millions of members throughout the U.S. and Canada with friends and acquaintances from school, work and the military.  Its Classmates International subsidiary also operates leading community-based networking sites in Sweden, through Klassträffen Sweden AB (www.klasstraffen.com), and in Germany, through StayFriends GmbH (www.stayfriends.de).

At September 30, 2004, Classmates had 1.4 million pay subscribers, 10.3 million monthly active accounts, and more than 38 million registered members, giving it a significant database of self-registered personal information.  During the nine months ended September 30, 2004, the company generated revenues of $54 million — 75% from subscription fees — and operating income of $3.7 million, after $4.9 million of depreciation and amortization expenses.  The company has 175 employees, and United Online intends to maintain Classmates’ operations in Renton, WA.  The acquisition is expected to be completed in the fourth quarter of this year, subject to customary closing conditions, including regulatory approval.  Classmates Online’s Board of Directors and shareholders have approved the transaction.

“Our proposed purchase of Classmates is consistent with our stated mission to expand our network of affordable, high-quality consumer Internet subscription services,” Goldston said. “Classmates has built a highly recognized, market-leading brand that offers a range of community-based networking services that make it a top destination for consumers seeking to find, connect and keep-in-touch with friends and acquaintances from their school, work or military affiliations.  Together with United Online’s 6.6 million active accounts, the addition of Classmates will give us a powerful audience of more than 16 million active accounts, providing additional marketing opportunities and extending our advertising reach.  We look forward to welcoming Classmates’ team of skilled employees to the United Online family.”

Business Outlook:

The forward-looking information in this release includes certain projections made by management based on the company’s operations as of the date of this release.  United Online does not intend to revise or update this information and may not provide this type of information in the future. Due to a variety of factors, actual results may differ significantly from those projected.  Factors include, without limitation, the factors referenced later in this announcement under the caption “Cautionary Information Regarding Forward-Looking Statements.”  These and other factors are discussed in more detail in the company’s filings with the Securities and Exchange Commission.

Following is the company’s current guidance for the December 2004 quarter and the year ending December 31, 2004, excluding any potential impact from the proposed acquisition of Classmates Online, Inc.:

(in millions)	Dec’04 Q Est.	CY’04 Est.	Prior CY’04 Est.

Operating income	$19.6 — $21.6	$80.1 — $82.1	$78.4 — $80.4
Depreciation & amortization	6.7	24.7	24.4
Facility exit costs	—	3.2	4.6
Stock-based compensation	0.7	2.6	2.6
Adjusted operating income before depreciation and amortization(1)	$27.0 - $29.0	$110.6 - $112.6	$110.0 — $112.0
Weighted average diluted shares	64.5 — 65.5	65.5 — 66.5	67.0 — 68.0

•                  Total revenues for the December 2004 quarter are estimated to be between $109 million and $112 million.

•                  The company estimates that total pay subscribers(2) will increase to between 3.25 million and 3.35 million by December 31, 2004, down from its previous guidance of between 3.3 million and 3.5 million.

(1) Adjusted operating income before depreciation and amortization (adjusted OIBDA) is defined as operating income before depreciation, amortization, stock-based compensation and, in certain periods as reflected in the accompanying tables, facility exit costs.  Management believes that because adjusted OIBDA excludes certain items that either do not impact the company’s cash flows or which management believes are not reflective of the company’s core operating results over time, this measure provides investors with additional useful information to measure the company’s performance, particularly with respect to changes in performance from period to period, and to assess the company’s ability to make capital expenditures, fund working capital requirements, incur and repay indebtedness, and fund strategic initiatives.  Management also uses adjusted OIBDA for these purposes, as well as to allocate resources in managing the company’s business.  The company’s Board of Directors uses this measure in determining certain compensation incentives for certain members of the company’s management.  Adjusted OIBDA is not determined in accordance with generally accepted accounting principles (GAAP) and should be considered in

addition to, not as a substitute for or superior to, financial measures determined in accordance with GAAP.   Reconciliations to the most directly comparable GAAP financial measure are provided in the accompanying tables.

(2) Total pay subscribers includes Internet access subscribers, Web-hosting subscribers, non-access premium email subscribers, domain name registration subscribers and, going forward, other pay subscription services that the company may introduce or acquire.  Active accounts are defined as all free access and email users that logged on to our services at least once during the preceding 31 days, together with all subscribers to a pay service.  Additionally, active accounts include the number of free Web sites that received at least one unique visitor within the preceding 90 days.  A detailed subscriber analysis is provided in the accompanying table entitled “Analysis of Revenue Generating Units.”

(3) A revenue generating unit (RGU) represents a unique subscription to any individual pay service offered by the company.  Internet access, accelerated dial-up, premium email, Web-hosting and domain name registration subscriptions represent separate RGUs.  For example, a subscriber to the company’s accelerated dial-up access service who also subscribes to a premium email service is counted as three subscriptions (one for Internet access, one for accelerated dial-up and one for premium email).  The company currently offers its accelerated dial-up service bundled with its standard Internet access only.  A detailed calculation of RGUs is provided in the accompanying table entitled “Analysis of Revenue Generating Units.”

(4) Adjusted net income is defined as net income before the after-tax effect of amortization of intangible assets, stock-based compensation and facility exit costs. Management believes that adjusted net income provides investors with additional useful information to measure the company’s financial performance, particularly from period to period, exclusive of certain non-cash expenses and other items which management believes are not reflective of the company’s core operating results over time.  Management also uses adjusted net income for these purposes.  Adjusted net income is not determined in accordance with generally accepted accounting principles (GAAP) and should be considered in addition to, not as a substitute for or superior to, financial measures determined in accordance with GAAP.  Reconciliations to the most directly comparable GAAP financial measure are provided in the accompanying tables.

(5) Free cash flow is defined as net cash provided by operating activities before cash paid for relocation costs, less capital expenditures.  Management believes that free cash flow provides investors with additional useful information to measure operating liquidity because it reflects the company’s operating cash flows after investing in capital assets, and excludes the cash impact of items which management believes are not reflective of the company’s core operating results over time.  This measure is used by management, and may also be useful for investors, to assess the company’s ability to generate cash flow for a variety of strategic opportunities, including reinvestment in the business, effecting potential acquisitions, strengthening the balance sheet, and effecting share repurchases.  Free cash flow is not determined in accordance with generally accepted accounting principles (GAAP) and should be considered in addition to, not as a substitute for or superior to, financial measures determined in accordance with GAAP.   Reconciliations to the most directly comparable GAAP financial measure are provided in the accompanying tables.

(6) Billable services margin represents billable services revenues less cost of billable services divided by billable services revenues.

(7) Annualized revenue per average employee represents annualized total revenues for the period divided by the average number of employees during that period.

About United Online

United Online, Inc. (Nasdaq: UNTD) is a leading provider of consumer Internet subscription services through a number of brands, including NetZero and Juno.  The company’s pay services include Internet access, accelerated dial-up services, premium email, and personal Web-hosting and domain services.  It also offers consumers free Internet access, email and Web hosting.  The company’s access services are available in more than 8,000 cities across the United States and in Canada.  United Online is headquartered in Woodland Hills, CA, with offices in New York City, San Francisco, CA, Orem, UT, and Hyderabad, India.  At September 30, 2004, the company had 598 employees worldwide.  For more information about United Online and its Internet subscription services, please visit www.untd.com.

United Online will be hosting a conference call today at 8:00AM PT (11:00AM ET) to discuss its quarterly results.  A live Web cast of the call can be accessed on the Investors section of the company’s Web site at www.untd.com.  A recording of the call will be available on the site for seven days.

Cautionary Information Regarding Forward-Looking Statements

This release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  Statements containing words such as “guidance,” “may,” “believe,” “will,” “expect,” “project,” “projections,” “business outlook” and “estimate” or similar expressions constitute forward-looking statements.  These statements include, without limitation, expectations regarding the consummation of the acquisition of Classmates Online; guidance for future financial performance; growth in pay subscribers; weighted average diluted shares; depreciation and amortization; facility exit costs; stock-based compensation; and future tax rates and benefits.  Actual results may differ materially from those predicted and reported results should not be considered an indication of future performance.  Potential risks and uncertainties include, among others: that the Classmates Online acquisition does not close when anticipated, if at all, on the terms discussed; the effect of competition, including adoption of broadband services and changes in the company’s pricing or competitors’ pricing, and the use of promotional offers to acquire or retain subscribers; the company’s inability to retain its existing subscribers and the rate at which new subscribers sign up for the company’s services; changes in the mix of subscribers, particularly subscribers to accelerated dial-up, premium email and Web-hosting services; the effects of seasonality and changes in Internet usage; changes in the projected number of weighted average diluted shares due to the issuance of stock and stock options, stock repurchases, fluctuations in the company’s stock price or other factors; changes in the projected amortization and depreciation figures due to capital spending or other factors; changes in usage by subscribers, additional telecommunications costs or other factors negatively impacting the company’s billable services margin; changes in active free accounts; the company’s inability to realize the benefits of its deferred tax assets; the company’s inability to maintain its agreements with telecommunications providers on attractive terms; the company’s ability to integrate acquisitions, including Classmates Online; problems associated with the company’s billing systems; the company’s inability to retain key customers and key personnel; unanticipated technological problems or developments; risks associated with litigation; and unanticipated governmental regulation. From time to time, the company considers acquisitions that, if consummated, could be material.  Forward-looking statements regarding financial metrics are based upon the assumption that no such acquisition is consummated during the relevant periods.  If an acquisition were consummated, actual results could differ materially from any forward-looking statements. More information about potential factors that could affect the company’s business and financial results is included in the company’s annual and quarterly reports filed with the Securities and Exchange Commission (http://www.sec.gov), including without limitation information under the captions “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors.”

Investor Contact:
Brent Zimmerman
United Online, Inc.
818-287-3350
investor@untd.com

Press Contacts:
Liz Gengl
United Online, Inc.
818-287-3076
pr@untd.com

Peter Delgrosso
United Online, Inc.
818-287-3388
pr@untd.com

UNITED ONLINE, INC.
Condensed Consolidated Balance Sheets
(in thousands)

	September 30, 2004	December 31, 2003
	(unaudited)
ASSETS
Cash, cash equivalents and short-term investments	$202,645	$203,723
Accounts receivable, net	13,414	14,065
Deferred tax assets, net	11,172	26,373
Property and equipment, net	18,763	13,428
Goodwill and intangible assets, net	41,729	40,268
Other assets	13,539	10,022
Total assets	$301,262	$307,879

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$38,762	$31,388
Accrued liabilities	16,952	14,028
Deferred revenue	28,231	24,639
Other liabilities	1,189	—
Total liabilities	85,134	70,055

Stockholders’ equity	216,128	237,824

Total liabilities and stockholders’ equity	$301,262	$307,879

UNITED ONLINE, INC.
Unaudited Consolidated Statements of Operations
(in thousands, except per share amounts)

	Quarter Ended September 30,
	2004	2003
Revenues:
Billable services	$102,113	$79,646
Advertising and commerce	8,591	9,144
Total revenues	110,704	88,790

Operating expenses:
Cost of billable services	23,013	22,897
Cost of free services	1,605	2,084
Sales and marketing	43,170	33,939
Product development	7,069	5,120
General and administrative	10,220	7,008
Stock-based compensation (1)	716	—
Amortization of intangible assets	4,395	3,964
Total operating expenses	90,188	75,012

Operating income	20,516	13,778

Interest and other income, net	1,059	1,183

Income before income taxes	21,575	14,961

Provision for income taxes	8,955	6,059

Net income	$12,620	$8,902

Basic net income per share	$0.21	$0.14
Diluted net income per share	$0.19	$0.13

Shares used to calculate basic net income per share	61,183	64,161
Shares used to calculate diluted net income per share	64,955	70,133
Shares outstanding at end of period	60,545	65,168

(1) Stock-based compensation is allocated as follows:

Cost of billable services	$—	$—
Sales and marketing	124	—
Product development	—	—
General and administrative	592	—
Total stock-based compensation	$716	$—

UNITED ONLINE, INC.

Unaudited Condensed Consolidated Statement of Cash Flows

(in thousands)

	Quarter Ended September 30,
	2004	2003
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income:	$12,620	$8,902
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and stock-based compensation	7,366	5,531
Deferred taxes, tax benefits and other	8,006	6,384
Change in operating assets and liabilities (excluding the effects of acquisitions):
Restricted cash	—	111
Accounts receivable	(10)	(335)
Other assets	1,008	(3,689)
Accounts payable and accrued liabilities	(1,206)	1,358
Other liabilities	1,189	—
Deferred revenue	(14)	641
Net cash provided by operating activities	28,959	18,903

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of short-term investments	(12,583)	(30,674)
Proceeds from maturities and sales of short-term investments	6,020	—
Purchases of rights, patents and trademarks	(4)	—
Proceeds from the sale of cost-basis investment	—	—
Cash paid for acquisitions	(17)	—
Purchases of property and equipment	(6,344)	(1,593)
Proceeds from sales of assets, net	92	—
Net cash used for investing activities	(12,836)	(32,267)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on capital leases	—	(22)
Repayments of notes receivable from stockholders	—	—
Proceeds from employee stock purchase plan	—	—
Repurchases of common stock	(25,011)	—
Proceeds from exercises of stock options	1,123	8,020
Net cash provided by (used for) financing activities	(23,888)	7,998

Change in cash and cash equivalents	(7,765)	(5,366)
Cash and cash equivalents, beginning of period	71,171	85,838
Cash and cash equivalents, end of period	$63,406	$80,472

UNITED ONLINE, INC.

Reconciliation of Net Income to Adjusted Net Income (4)

(in thousands, except per-share data)

	Quarter Ended September 30, 2004				Quarter Ended September 30, 2003
	Reported	Adjustments		Adjusted	Reported	Adjustments		Adjusted
Revenues:
Billable services	$102,113	$—		$102,113	$79,646	$—		$79,646
Advertising and commerce	8,591	—		8,591	9,144	—		9,144
Total revenues	110,704	—		110,704	88,790	—		88,790
Operating expenses:
Cost of billable services	23,013	—		23,013	22,897	—		22,897
Cost of free services	1,605	—		1,605	2,084	—		2,084
Sales and marketing	43,170	—		43,170	33,939	—		33,939
Product development	7,069	—		7,069	5,120	—		5,120
General and administrative	10,220	(1,646	)(a)	8,574	7,008	—		7,008
Stock-based compensation	716	(716	)(b)	—	—	—		—
Amortization of intangible assets	4,395	(4,395	)(c)	—	3,964	(3,964	)(c)	—
Total operating expenses	90,188	(6,757)		83,431	75,012	(3,964)		71,048

Operating income	20,516	6,757		27,273	13,778	3,964		17,742

Interest and other income, net	1,059	—		1,059	1,183	—		1,183

Income before income taxes	21,575	6,757		28,332	14,961	3,964		18,925

Provision for income taxes	8,955	2,459	(d)	11,414	6,059	1,605	(d)	7,664

Net income	$12,620	$4,298		$16,918	$8,902	$2,359		$11,261

Basic net income per share	$0.21			$0.28	$0.14			$0.18
Diluted net income per share	$0.19			$0.26	$0.13			$0.16

Shares used to calculate basic net income per share	61,183			61,183	64,161			64,161
Shares used to calculate diluted net income per share	64,955			64,955	70,133			70,133
Shares outstanding at end of period	60,545			60,545	65,168			65,168

(a)  Elimination of facility-exit costs incurred as a result of the relocation of the Company’s corporate offices.

(b)  Elimination of stock-based compensation.

(c)  Elimination of amortization of intangible assets.

(d)  Income tax effect of adjusting entries.

UNITED ONLINE, INC.

Reconciliation of Non-GAAP Financial Data

(in thousands)

	Quarter Ended September 30,
	2004	2003
Adjusted Operating Income Before Depreciation and Amortization (1)
Operating income	$20,516	$13,778
Depreciation	1,957	1,567
Amortization	4,395	3,964
Operating income before depreciation and amortization	26,868	19,309
Stock-based compensation	716	—
Facility-exit costs (a)	1,646	—
Adjusted operating income before depreciation and amortization	$29,230	$19,309

	Quarter Ended September 30,		Twelve Months Ended September 30,
	2004	2003	2004
Free Cash Flow (5)
Net cash provided by operating activities	$28,959	$18,903	$121,208
Add (deduct):
Capital expenditures	(6,344)	(1,593)	(14,680)
Cash paid for relocation costs (b)	4,895	—	6,210
Free cash flow	$27,510	$17,310	$112,738

(a)  Represents costs incurred in connection with the relocation of the Company’s corporate offices.  These costs are primarily attributable to lease termination fees and accelerated depreciation incurred in connection with terminated leases.

(b)  Represents cash payments made in connection with the relocation of the Company’s corporate offices.  These payments relate primarily to lease termination fees and capital expenditures for the new corporate offices.

UNITED ONLINE, INC.

Selected Quarterly Historical Financial Data and Key Metrics (a)

(in thousands, except per share amounts, number of employees and where noted)

	Sep. 30, 2004	Jun. 30, 2004	Mar. 31, 2004	Dec. 31, 2003	Sep. 30, 2003
Total revenues	$110,704	$110,618	$107,675	$96,948	$88,790
Net income	$12,620	$12,310	$12,361	$24,425	$8,902
Net income per diluted share	$0.19	$0.19	$0.18	$0.35	$0.13
Pay subscribers	3,232	3,189	3,095	2,892	2,720
Active accounts (2) (in millions)	6.6	6.8	5.4	5.3	5.2
Number of employees at end of period	598	582	504	499	487
Annualized revenue per average employee (7)	$751	$815	$859	$787	$749

(a)  More information on the financial results for these quarters can be found in the company’s filings with the Securities and Exchange Commission.

UNITED ONLINE, INC.

Analysis of Revenue Generating Units (RGUs) (a)

(in thousands)

	Sep. 30, 2004	Jun. 30, 2004	Mar. 31, 2004	Dec. 31, 2003	Sep. 30, 2003
Internet access	3,111	3,102	3,083	2,890	2,720
Accelerated dial-up	1,074	1,001	896	638	412
Premium email	103	66	28	7	—
Web hosting and domain name registration	62	58	—	—	—
Total revenue generating units	4,350	4,227	4,007	3,535	3,132

Total pay subscribers (b)	3,232	3,189	3,095	2,892	2,720
RGU penetration (c)	35%	33%	29%	22%	15%

(a)  A revenue generating unit (RGU) represents a unique subscription to any individual pay service offered by the company.  Internet access, accelerated dial-up, premium email, Web-hosting and domain name registration and other pay subscriptions represent separate RGUs.  For example, a subscriber to the company’s accelerated dial-up access service who also subscribes to a premium email service is counted as three subscriptions (one for Internet access, one for accelerated dial-up and one for premium email).  At September 30, 2004, the company offered its accelerated dial-up service bundled with standard Internet access only.

(b)  Total pay subscribers includes Internet access subscribers, premium email subscribers, Web-hosting subscribers and domain name registration subscribers.

(c)  Defined as total RGUs minus total pay subscribers divided by total pay subscribers.